Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund

January 26, 2024

Dear Shareholder:

I am writing to ask you to vote on an important proposal for Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (the “Fund”) to consider the proposed reorganization of the Fund with and into abrdn Global Infrastructure Income Fund (the “Reorganization”). The Reorganization will be considered at a special meeting of shareholders of the Fund on February 20, 2024. Please vote in favor of the Reorganization using the Fund’s WHITE proxy card. The Board of Trustees of the Fund (the “Board”) has unanimously recommended that shareholders vote “FOR” the approval of the Reorganization. If you have any questions, please contact our proxy solicitor, EQ Fund Solutions LLC, at (877) 864-5057 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time. Please use the phone number listed in this letter and on your proxy card when contacting our proxy solicitor, and disregard any other phone numbers that you’ve received in connection with the Reorganization.

I also want to inform you that the Board opposes a related proxy solicitation by Saba Capital Management, L.P. (“Saba”), an activist closed-end fund investor, which seeks to solicit votes in opposition of the Reorganization. Your Fund’s Board urges you NOT to sign any GOLD proxy cards sent to you by Saba. Please discard any proxy card received other than your Fund’s WHITE proxy card.

Please vote your shares by following the instructions on your Fund’s WHITE proxy card; voting takes just a few minutes. Regardless of the number of shares you own it is important that your shares be represented at the meeting by voting your proxy.

I ask that you vote all WHITE proxy cards you receive and discard any GOLD proxy cards you may receive.

Please contact EQ Fund Solutions LLC at (877) 864-5057 if you have any questions.

Thank you for your continued support.

Sincerely,

Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund

_/s/ James A. Bowen

James A. Bowen

Chairman of the Board